Annual Report President's Letter
April 15, 2002

To our Shareholders,

     2001 was one of the most difficult years economically for the electronics assembly and semiconductor industries. This being the case, our financial performance for the fourth quarter and the year fell below our projections and expectations. As a result, we have made every effort to streamline our operations and reduce fixed costs to preserve our strong cash position. This has been achieved through eliminating redundancies in labor and combining our sales and marketing force to leverage synergistic opportunities in both our motion control and communications product lines.

     All market indicators are pointing to the start of an economic rebound in the semiconductor industry, which will then lead to a rebound in the electronics assembly industry. We have seen this as we have talked to our customers and have been reassured that machine production and shipments are rebounding. As our original equipment manufacturers (OEMs) begin to ship equipment with Cimetrix software, we will see an increase in our licensing revenues, which ensures the long-term financial success of the company.

     In 2001, we added 14 new OEMs to our customer base. The company has made significant strides in gaining market share, especially in the semiconductor industry and has reinforced its position as a market leader in the surface mount technology (SMT) industry. By building momentum in these industries, we have focused our sales force on gaining new customers utilizing both our motion control and communications products. It is our goal to become a total integration partner with OEMs to provide the "power inside the machine".

Opportunities for Future Growth

     Cimetrix is well positioned to capitalize on the projected market rebound. In the semiconductor industry, our Connect and CIM300 product families are considered the best technical solution for equipment connectivity. These products were nominated by our customer, Bede Scientific of England, and were awarded the Editors' Choice Product of the Year by one of the industry's most respected trade publications, Semiconductor International. See Cimetrix release dated December 13, 2001*.

     In 2001, the semiconductor industry's migration to the larger size 300 mm wafers had significantly slowed due to the weak economy, but according to the Semiconductor Industry Association (SIA), capital equipment expenditures in 2002 for 300 mm wafer fabrication facilities are on the rise. In order to capitalize on this market shift, we have reinforced our technical support team and focused our sales and marketing efforts by reallocating regional sales and support personnel in the United States and Europe. This is augmented by our existing distribution and support partnerships with M&M Software GmbH in Germany, and Noah Corporation and Lapole Systems, Inc. in Japan.



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     Cimetrix CODE product family maintains its leadership as the strongest open control software product on the market. The company continues to push the industry forward with its introduction of Cimetrix Open Development Environment version Six (CODE 6) with Core Motion technology. This allows our customers flexibility, reduced hardware cost and protection of intellectual property. See Cimetrix release dated October 23, 2001*. In the SMT industry, the demand for more flexible software solutions has allowed Cimetrix to achieve long-term OEM agreements with three of the top five SMT OEMs.

Commitment to Shareholders

     We are committed to strengthening the relationships that Cimetrix has with its shareholders. As part of this commitment, we have placed an email login on our website. By registering your email address, you will receive regular information about the Company's progress and its business activities. We will also institute a quarterly conference call to review the company's financial performance from the previous quarter. This will begin in June and will correspond with our annual shareholders meeting. We are also confident that the solid business structure put into place will begin to move the company forward. As the company grows, we expect the price of your shares to increase accordingly. We remain committed to achieving all requirements in order for the Cimetrix stock to be listed on Nasdaq.

Goals for 2002

     For 2002, we have set goals that will keep the company on track with long-term financial projections. These goals are as follows:

o    Gain 12 new OEM design wins in 2002.

o Continue to achieve every product goal on our technical roadmap to ensure that Cimetrix's products are first to market and technically superior to our competitors.

o Focus sales and marketing efforts on multi-industry use of all Cimetrix products, especially with our current customer base in the semiconductor and SMT industries.

o Reinforce our technical support of current customers,ensuring long-term relationships with the company.


                                    Sincerely yours,



                                    Robert H. Reback
                                    President and Chief Executive Officer




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* All Cimetrix press releases can be viewed on the company's website located  at
  www.cimetrix.com

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